                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                  CONTACT:  Marc I. Perkins
                                                                 President & CEO
                                                                    860-823-1427


                 GUNTHER INTERNATIONAL LTD. ANNOUNCES INTENTION
                    TO DEREGISTER ITS COMMON STOCK WITH THE
                       SECURITIES AND EXCHANGE COMMISSION

      NORWICH, CT, December 4, 2003. Gunther International Ltd. (OTC Bulletin
Board: SORT) today announced that the Company's Board of Directors has approved the filing of a Form 15 with the Securities and Exchange Commission ("SEC") to deregister its common stock and suspend its reporting obligations under the Securities and Exchange Act of 1934. The Company expects that the Form 15 filing will be made on or about December 8, 2003 and that the deregistration will become effective within 90 days of its filing with the SEC.

      Upon filing of the Form 15, the Company's obligation to file with the SEC certain reports and forms, including Forms 10-KSB, 10-QSB and 8-K, will immediately be suspended. In addition, the Company's common stock will no longer be eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTC-BB"). Following the Company's Form 15 filing and the subsequent cessation of quotations in the Company's common stock on the OTC-BB, the Company anticipates that its common stock will be quoted on the "Pink Sheets" electronic quotation service, but only to the extent that market makers commit to make a market in the Company's shares. The Company will make an effort to have its shares continue to trade on the "Pink Sheets" but can provide no assurance that trading in its common stock will continue (Pink Sheet quotes are available over the internet at http://pinksheets.com as well as through other services).

      The Company expects to realize significant cost savings as a result of being relieved of its SEC periodic reporting requirements. Marc I. Perkins, the Company's President and Chief Executive Officer, stated: "After careful consideration, our Board of Directors determined to take this action because of the significant and increasing administrative burdens and expenses associated with being a public company, particularly in light of the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002. This action has nothing to do with the past or expected future financial performance of the Company. It is being undertaken solely because of the tremendous expense of being a public company. For a small company like ours, the benefits of being public do not begin to justify the costs, which are not measured just in financial terms.

Since the adoption of the Sarbanes-Oxley Act of 2002, compliance matters are requiring an ever increasing amount of senior management's time. Deregistering our stock will enable senior management to focus all resources on implementing the Company's business plan, thereby increasing long-term shareholder value."

      The Company intends to continue to hold annual meetings and to provide its shareholders and the interested public with financial information on annual basis while its common stock is quoted in the Pink Sheets quotation service. The Company also intends to update shareholders and the public through press releases and postings on the Company's web site at www.guntherintl.com.

      Gunther International Ltd. is a leading manufacturer of intelligent document finishing systems and ink jet printing solutions. Based in Norwich, Connecticut, the Company serves customers in the insurance, financial services, pharmaceutical and outsourcing industries and governmental agencies.

                                    # # # #